Exhibit 10.88: iHeartMedia, Inc. 2017 Key Employee Incentive Plan.
iHEARTMEDIA, INC.
2017 KEY EMPLOYEE INCENTIVE PLAN
Purpose. This iHeartMedia, Inc. (the “Company”) 2017 Key Employee Incentive Plan (the “Plan”) is designed to align the interests of the Company and eligible key employees of the Company and its subsidiaries.
Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of January [--], 2017 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until December 31, 2017 (the “Term”). The expiration of the Term shall not in any event reduce or adversely affect any amounts due to any Participant hereunder.
General. The compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company or its direct or indirect subsidiaries, other than the Company’s annual cash bonus plan.
Definitions. For purposes of this Plan:
(a)    “Board” means the Company’s Board of Directors.
(b)    “Committee” means the Compensation Committee of the Board.
(c)    “Company Group” means the Company and its direct and indirect subsidiaries.
(d)    “Participant” shall have the meaning ascribed thereto in Section 5 hereof.
(e)    “Performance Goals” means, as applicable, the Performance Metric (as defined below) as measured in the following increments: (i) Quarterly Threshold Performance Goals, (ii) Quarterly Target Performance Goals, (iii) Cumulative Threshold Performance Goals, (iv) Cumulative Target Performance Goals.
(f)    “Performance Metrics” means the performance metrics used to measure the Company’s performance under the Plan as established by the Committee after consultation with the Company’s Chief Executive Officer.
(g)    “Quarter” means each of the following periods: January 1, 2017 through March 31, 2017 (“First Quarter”), April 1, 2017 through June 30, 2017 (“Second Quarter”), July 1, 2017 through September 30, 2017 (“Third Quarter”), and October 1, 2017 through December 31, 2017 (“Fourth Quarter”).
(h)    “Quarterly Performance Bonus” shall mean, in the case of any Participant, the incentive bonus payable to such Participant under the Plan for the applicable Quarter.
Eligible Participants. Each person designated by the Committee from time to time shall be a Participant under the Plan and eligible to receive a Quarterly Performance Bonus with respect to each Quarter.
Term of Participation.
(a)    Subject to the provisions of this Plan, each Participant shall earn a Quarterly Performance Bonus as of the end of each Quarter, depending upon the extent to which the Performance Goals have been achieved for such Quarter.

(b)    In addition to being measured on a Quarterly basis, the Performance Goal for each Performance Metric shall be measured cumulatively from January 1, 2017 through the end of each of the Second, Third and Fourth Quarters. A “catch-up” payment will be made in the Second and Third Quarters only if the Quarterly Target Performance Goal is exceeded in the applicable Quarter.

(i)
Second Quarter Catch-Up: A Participant shall earn, in addition to any Quarterly Performance Bonus payable for the Second Quarter pursuant to Section 6(a) above, an amount equal to (i) the aggregate Quarterly Performance Bonus payable based on achievement, as applicable, of the Cumulative Threshold Performance Goal or Cumulative Target Performance Goal as of the end of the Second Quarter, minus (ii) the Quarterly Performance Bonus actually paid for the First Quarter, if any, and payable for the Second Quarter pursuant to Section 6(a) above.

(ii)
Third Quarter Catch-Up: A Participant shall earn, in addition to any Quarterly Performance Bonus payable for the Third Quarter pursuant to Section 6(a) above, an amount equal to (i) the aggregate Quarterly Performance Bonus payable based on achievement, as applicable, of the Cumulative Threshold Performance Goal or Cumulative Target Performance Goal as of the end of the Third Quarter, minus (ii) the Quarterly Performance Bonuses actually paid for the First and Second Quarter, if any, and payable for the Third Quarter pursuant to Section 6(a) above.

(iii)
Fourth Quarter Catch-Up: A Participant shall earn, in addition to any Quarterly Performance Bonus payable for the Fourth Quarter pursuant to Section 6(a) above, an amount equal to (i) the aggregate Quarterly Performance Bonus payable based on achievement, as applicable, of the Cumulative Threshold Performance Goal or Cumulative Target Performance Goal as of the end of the Fourth Quarter, minus (ii) the Quarterly Performance Bonuses actually paid for the First, Second and Third Quarters, if any, and payable for the Fourth Quarter pursuant to Section 6(a) above.

Schedule A hereto contains examples of the application of this Section 6(b).

(c)    Any Quarterly Performance Bonus required to be made under this Plan shall be paid on a fully-vested basis by the Company within 30 days after the end of the applicable Quarter.
(d)    In order to earn a Quarterly Performance Bonus for any Quarter, a Participant must remain employed by the Company Group through the end of the applicable Quarter. A Participant whose employment with the Company Group terminates for any reason other than a termination by Participant for Good Reason or a termination by the Company without Cause under such Participant’s then current employment agreement prior to the end of the applicable Quarter shall forfeit the right to any Quarterly Performance Bonus for that Quarter.
Performance Goals. Promptly after the end of each Quarter (but in any event within 30 days of the end of the Quarter), the Committee shall certify the degree to which the applicable Performance Goals have been achieved and the amount payable to each Participant hereunder.
Plan Administration. This Plan shall be administered by the Committee. The Committee is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer the Plan to an officer of the Company. The Committee (or its delegate, as applicable) shall have full power and authority to construe and interpret this Plan and any interpretation by the Committee shall be binding on all Participants and shall be accorded the maximum deference permitted by law.
(a)    All rights and interests of Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan.
(b)    Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group, and the Company may require Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.
(c)    Payment of amounts due under the Plan shall be provided to Participant in the same manner as Participant receives his or her regular paycheck or by mail at the last known address of Participant in the possession of the Company, at the discretion of Committee. The Company will deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to this Plan.
(d)    The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. Quarterly Performance Bonus payments shall not be considered as extraordinary, special incentive compensation, and it will not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company Group.
(e)    The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Plan at any time; provided that in no event shall any amendment or termination adversely affect the rights of a Participant without the Participant’s prior written consent.
(f)    Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment (subject to the terms of his or her employment agreement), at any time or for any reason or to change the terms of his or her employment in any manner.
(g)    Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.
(h)    Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(i)    The administration of the Plan shall be governed by the laws of the State of Texas, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.
(j)    The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.

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SCHEDULE A

The following examples demonstrate the application of Section 6(b) of the Plan:

Example 1:	The Company achieves the Quarterly Threshold Performance Goal for the First Quarter. In this case, Participants would earn [__%] of the Quarterly Performance Bonus payable for the First Quarter.

Example 2:
Same as in Example 1 and the Company achieves the Quarterly Target Performance Goal for the Second Quarter. In this case, Participants would earn 100% of the Quarterly Performance Bonus for the Second Quarter. Since the Company did not exceed the Quarterly Target Performance Goal for the Second Quarter, no “catch-up” payment would be made.

Example 3:
Same as in Example 1 and the Company exceeds the Quarterly Target Performance Goal for the Second Quarter such that cumulative performance meets the Cumulative Target Performance Goal for the Second Quarter. In this case, Participants would earn 100% of the Quarterly Performance Bonus for the Second Quarter plus an amount equal to (a) the sum of the Quarterly Target Incentive Amount for the First Quarter and Second Quarter minus (b) the sum of the Quarterly Performance Bonus paid to Participants for the First Quarter and the Quarterly Performance Bonus payable to Participants for the Second Quarter.